Exhibit 99.1

Apco
Argentina

Nasdaq: APAGF

Date: March 13, 2007
Apco Argentina Reports Record Net Income in 2006
     TULSA, Okla. — Apco Argentina Inc. (NASDAQ:APAGF) today announced 2006 net income of $40.1 million, approximately 34 percent higher than 2005 net income of $29.8 million. The increase is primarily due to higher operating revenues and equity income from Argentine investments.
     “For the second consecutive year, Apco has achieved results that represent the highest net income ever reported by the company,” said Ralph Hill, Apco’s chairman and chief executive officer.
     “The record level of net income reflects increased prices for all of the company’s products and our ability to successfully boost production levels through our drilling program. Results for our drilling program in Entre Lomas and in our Tierra del Fuego concessions, in conjunction with production facility upgrades, should allow for continued production increases in 2007,” Hill said.
     Compared with 2005, the company’s operating revenues increased by $16.2 million and equity income from Argentine investments increased by $4.1 million.
     Crude oil, natural gas and liquefied petroleum gas (LPG) sales prices for the combined consolidated and equity interests averaged $43.29 per barrel, $1.36 per mcf and $411.92 per ton, compared with $37.89 per barrel, $1.06 per mcf and $381.42 per ton during 2005.
     Oil, natural gas and LPG sales volumes for the combined consolidated and equity interests totaled 2.403 million barrels, 6.7 bcf and 20.0 thousand tons, compared with 2.184 million barrels, 6.3 bcf and 19.3 thousand tons during 2005.
     The improvement in operating revenues also included the effect of proportionately consolidating the operating revenues and expenses from the Tierra del Fuego concessions interests in 2006, compared with recording their results in equity income from Argentine investments in 2005. The change in accounting method accounted for $6.6 million of the increase in operating revenues. Excluding the effect of the change in accounting method, the increase in operating revenues is $9.6 million.
     “In this environment of increased prices, it is satisfying to have volume increases contribute such an important percentage of the increase in operating revenues,” said Thomas Bueno, Apco’s president and chief operating officer.

     “On a year-to-year basis, we have grown our volumes in the Entre Lomas, Acambuco and Tierra del Fuego concessions. Volumes from our Tierra del Fuego concessions interests have approximately doubled since our acquisition in early 2005,” Bueno said.
     The increase in equity income from Argentine investments was a result of higher sale prices and volumes attributable to Petrolera Entre Lomas S.A. (Petrolera), the company’s equity investee. Interest and other income increased by $924,000 primarily due to larger cash balances invested plus increased interest yields on the company’s cash equivalents and short-term investments held during 2006.
     The above favorable variances in operating revenues, equity income and interest and other income were partially offset by increases in operating expense, depreciation, depletion, and amortization, provincial production taxes, and Argentine income taxes.
     Operating expense increased by $1.5 million compared with 2005 due to a combination of factors, the most significant of which are increased labor costs resulting from wage increases negotiated with labor unions, an increase in work-over activity, increased rates charged by field service companies for work-overs and well maintenance, greater costs associated with rod pump operation and maintenance, and the change of accounting method for the Tierra del Fuego concessions. In 2006, the company’s share of the Tierra del Fuego concessions’ operating expense, or $705,000, was consolidated in its statement of income. In 2005, the company’s share of the Tierra del Fuego concessions’ operating expense was included as a component of equity income.
     Depreciation, depletion and amortization rose by $2.8 million compared with 2005. The increase is primarily due to higher production volumes in both the Entre Lomas and Acambuco concessions combined with increased capital expenditures. In 2006, due to the previously described change in accounting method for the Tierra del Fuego concessions, the company directly recorded $1.0 million of depreciation expense, which accounted for the remainder of the increase.
     Provincial production taxes and Argentine income taxes rose by $1.6 million and $1.8 million, respectively. The increase in provincial production taxes is directly associated with the previously described improvement in operating revenues. The increase in Argentine income taxes is directly associated with the previously described improvement in net income.
     The company ended the year with $49.7 million in cash, cash equivalents and short-term investments and without long-term debt.
Drilling program
     The company’s drilling program for 2006 was completed satisfactorily. In its core asset, the Entre Lomas concession, the company participated in the drilling and completion of 31 of 36 wells planned for the year, with the remaining five wells being drilled and completed in early 2007. All of the wells were put on production except for one due to mechanical problems during drilling. In 2007, the company expects to participate in drilling 40 Entre Lomas wells.
     In its Tierra del Fuego concessions, the company participated in drilling 17 wells in 2006, resulting in a total of 19 wells drilled during the drilling program commenced in November 2005. Of the 19 wells drilled, only three were found to be not productive, and several key wells yielded higher than expected production test results.
     Volumes from the Tierra del Fuego concessions interests have approximately doubled since they were acquired in early 2005. Drilling activity is expected to re-commence in the second quarter of 2007, and the joint venture partners plan to drill 12 wells in 2007.
     In 2006, the company entered into farm-out agreements that will result in the company participating in exploration investments in both the Cañadón Ramirez concession and the Capricorn permit in 2007.
About Apco (NASDAQ:APAGF)
Apco is an oil and gas exploration and production company with interests in six oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.79 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Río Negro and Neuquén in southwest Argentina.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932
Thomas Bueno
Apco Argentina (investor relations)
(918) 573-2164
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     Apco’s reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: our ability to extend the terms of the concessions in which we participate; the accuracy of estimated hydrocarbon reserves and seismic data; risks and costs associated with drilling, production, gathering, processing, and transporting activities; the costs of environmental liabilities and compliance with existing and future environmental regulations; our ability to obtain and successfully develop new reserves; our ability to contract for drilling rigs on reasonable terms; the competence and financial resources of the operators of concessions in which we participate; changes in, and volatility of, supply, demand, and prices for crude oil, natural gas, and other hydrocarbons; economic, market, currency, and political instability in Argentina, as well as measures taken by the government in response to such instability; strikes, work stoppages, and protests in Argentina; the cost and outcome of legal and administrative proceedings; changes in Argentine laws and regulations to which Apco is subject, including tax, environmental and employment laws and regulations; and weather and other natural phenomena. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available from our offices or at www.sec.gov.

Apco Argentina Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)

	2006	2005
Three months ended December 31,
Operating Revenue	14,426	11,611
Investment Income	5,661	5,770
Net income	8,630	9,019
Per share	1.17	1.23

Twelve months ended December 31,
Operating Revenue	57,952	41,739
Investment Income	24,406	19,395
Net income	40,062	29,846
Per share	5.44	4.06